Exhibit 2.1

PLAN OF MERGER AND SECURITIES EXCHANGE

BY AND BETWEEN

TESORO ENTERPRISES, INC.

A DELAWARE CORPORATION

AND

HUMBL LLC

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of December 2, 2020

THIS PLAN OF MERGER AND SECURITIES EXCHANGE (this “Agreement”) is made and entered into as of December 2, 2020, by and between Tesoro Enterprises, Inc., a Delaware corporation (the “C Corp”), and HUMBL LLC, a Delaware limited liability company (the “LLC”).

RECITALS

A. The Board of Directors of the C Corp and the Managers of the LLC believe it is advisable and in the best interests of each company and its respective stockholders or holders of membership interests that the C Corp acquire the LLC through the merger of the LLC into the C Corp, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. This Agreement contemplates a merger (the “Merger”) in a transaction that is intended to qualify, for federal income tax purposes, as a tax-free merger under Section 368(a)(1)(B) or (C) of the Code (as defined below), in which the members of the LLC will receive capital stock of the C Corp in exchange for their membership interests (“Interests”, and, individually, an “Interest”) of the LLC.

C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the Interests of the LLC shall be exchanged for the Merger Consideration (defined below) and all references to the C Corp common stock reflect a planned 1:4 reverse split.

D. The LLC and the C Corp each desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to the C Corp to enter into this Agreement, all of the LLC’s members shall have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Upon and subject to the terms and conditions of this Agreement, the LLC shall be merged into the C Corp (the “Surviving Corporation” or “the C Corp”) (such merger is referred to herein as the “Merger”) at the Effective Time. The “Effective Time” shall be the time at which the Certificate of Merger (“Certificate of Merger”) of the C Corp and the LLC, prepared and executed in accordance with the relevant provisions of the Delaware Limited Liability Company Act (“Delaware LLCA”) with respect to the LLC and the Delaware General Corporation Law (“Delaware GCL”) with respect to the C Corp, are filed with and accepted by the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.

CONFIDENTIAL

1.2 Effect of the Merger.

The effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the LLC shall vest in the C Corp, the surviving corporation, and all debts, liabilities and duties of the LLC, shall become the debts, liabilities and duties of the C Corp.

1.3 Organizational Documents.

(a) Unless otherwise determined by the LLC prior to the Effective Time, the Certificate of Incorporation of the C Corp shall remain as its Certificate of Incorporation after the Effective Time.

(b) Unless otherwise determined by the LLC prior to the Effective Time, the Bylaws of the C Corp shall remain the Bylaws of the C Corp after the Effective Time.

1.4 Directors and Officers.

(a) Directors of the Surviving Corporation. The directors of the C Corp immediately after the Effective Time shall be Brian Foote, Jeffrey Hinshaw and Michele Rivera to hold the office of a director of the C Corp in accordance with the provisions of Delaware Law until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of the C Corp. The officers of the C Corp immediately after the Effective Time shall be Brian Foote, President and CEO, Jeffrey Hinshaw, COO and Secretary, Adam Wolfe, Chief Technology Officer, Michele Rivera, Vice President, Global Partnerships and Karen Garcia, Vice President, Major Accounts, to hold office until their successors are duly elected and qualified, or until their earlier resignation or removal in accordance with the provisions of the Bylaws of the C Corp.

1.5 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Common Stock” shall mean shares of the common stock, par value $.00001 per share, of the C Corp.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the C Corp is closed for business or banking institutions located in Washington, D.C. are authorized or obligated by law or executive order to close.

“Closing Date” shall mean when all pre-conditions of the Merger under Article IV of this Agreement have been met.

“Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign court or arbitration tribunal.

“Knowledge” or “Known” shall mean, with respect to the C Corp, the actual knowledge of Brian Foote and Jeffrey Hinshaw.

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“Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

“Merger Consideration” shall mean the issuance of 552,029 shares of Series B Preferred Stock of the C Corp for the Interests of the Members of the LLC.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Related Agreements” shall mean the Certificate of Merger and all other agreements and certificates entered into by the LLC or the C Corp in connection with the transactions contemplated herein.

“Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least 51% of the outstanding shares of common stock of the C Corp.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the LLC and not material to the LLC, and (iv) liens for current Taxes that are being contested in good faith.

“Subsidiary” shall mean a company controlled by a parent company through ownership of greater than 50% of its voting stock.

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1.6 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the LLC, upon the terms and subject to the conditions set forth in this Article 1 and throughout this Agreement, the Interests of the LLC will be converted automatically into the right to receive their pro-rata share of the Merger Consideration.

1.7 Necessary Actions.

Prior to the Effective Time, and subject to the review and approval of the C Corp, the LLC shall take all actions necessary to effect the transactions anticipated by this Section 1 under all agreements related to the LLC and any other plan or arrangement of the LLC (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

1.8 Withholding Taxes.

The C Corp, and on its behalf the LLC, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement.

1.9 No Liability.

Notwithstanding anything to the contrary in this Article I, neither the LLC, the C Corp, nor any party hereto shall be liable to a holder of an LLC Certificate of Interest for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 Lost, Stolen or Destroyed Certificates.

In the event any of the LLC Certificates of Interest shall have been lost, stolen or destroyed, the Member who is the owner of such lost, stolen or destroyed certificate shall either (i) deliver a bond in such amount as the C Corp may direct or (ii) provide an indemnification agreement in form and substance acceptable to the C Corp, against any claim that may be made against the C Corp with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Tax Consequences.

The LLC and the C Corp (i) intend that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(B) or (C) of the Code, (ii) shall report the Merger (if such Person has tax reporting obligations in respect thereof) as a merger of the LLC with and into the C Corp qualifying as a reorganization within the meaning of Section 368(a)(1)(B) or (C) of the Code for federal income tax purposes, and (iii) by executing this Agreement, adopt a plan of tax-free reorganization within the meaning of Treasury Regulations Sections 1.368 2(g) and 1.368 3. However, no party hereto makes any representations or warranties regarding the tax treatment of the Merger, or any of the tax consequences relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. Each party hereto acknowledges that it is relying solely on its own tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

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1.12 Taking of Necessary Action; Further Action.

If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the C Corp with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the LLC, the C Corp and the LLC and the officers and directors of the LLC and the C Corp are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE LLC

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section of this 1 to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it should be reasonably apparent to the C Corp to assume that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by the LLC to the C Corp concurrently with the execution of this Agreement (the “the LLC Disclosure Schedule”) the LLC hereby represents and warrants to the C Corp on the date hereof and as of the Effective Time, as follows:

2.1 Organization, Qualification and Corporate Power.

The LLC is duly organized, validly existing and in good standing under the laws of the State of Delaware. The LLC is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the LLC. The LLC has the power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Tthe LLC has furnished or made available to the C Corp true and complete copies of its Certificate of Formation and Limited Liability Company Agreement, each as amended and as in effect on the date hereof. The LLC is not in default under or in violation of any provision of the LLC’s Certificate of Formation.

2.2 Capitalization.

Schedule A is incorporated into the LLC Disclosure Schedule and sets forth a complete and accurate list of all members of the LLC, indicating the LLC membership interest held by each Member and their respective addresses. All of the LLC Interests and other outstanding securities of the LLC have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any Interests of the LLC, and there are no distributions which have accrued or been declared but are unpaid on the LLC Interests. All of the issued and outstanding Interests of the LLC are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by the LLC), and the certificates evidencing the ownership of such Interests are in proper form for the enforcement of the rights and limitations of rights pertaining to said Interests.

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2.3 Authorization of Transaction.

Subject to the LLC Member Approval (as defined below) of the Merger and this Agreement, the LLC has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Interests entitled to vote on this Agreement and the Merger, voting in accordance with the laws of the State of Delaware (the “Member Approval”), the performance by the LLC of this Agreement and the consummation by the LLC of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of the LLC. This Agreement has been duly and validly executed and delivered by the LLC and, assuming the due authorization, execution and delivery by the LLC, constitutes a valid and binding obligation of the LLC, enforceable against the LLC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

2.4 Non-contravention.

Subject to receipt of the LLC Member Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Certificate of Merger as required by the State of Delaware, neither the execution and delivery of this Agreement by the LLC, nor the consummation by the LLC of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the LLC Certificate of Formation or Operating Agreement; (b) require on the part of the LLC any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of the LLC’s participation in the transactions contemplated hereby, (ii) those required to be made by the LLC, and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on the LLC; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the LLC; (d) result in the imposition of any Security Interest upon any assets of the LLC; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the LLC, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on the LLC.

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2.5 Intellectual Property.

The LLC has previously provided a list of all Intellectual Property presently owned or held by the LLC and (ii) any license agreements under which the LLC has access to any confidential information used by the LLC in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of the LLC’s business as conducted and as currently proposed to be conducted by the LLC. The LLC owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the LLC bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. the LLC has not received any communications alleging that the LLC has violated or, by conducting its business as conducted and as currently proposed to be conducted by the LLC, violates any Third Party Intellectual Property Rights and to the LLC’s knowledge, the business as conducted and as currently proposed to be conducted by the LLC will not cause the LLC to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the LLC has title to Intellectual Property Rights to any Intellectual Property Rights. To the LLC’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the LLC, the use of such person’s best efforts to promote the interests of the LLC or the LLC’s business as conducted or as currently proposed to be conducted by the LLC. No prior employer of any current or former employee of the LLC has any right, title or interest in the Intellectual Property and to the LLC’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the LLC to use any inventions of any of its employees made prior to their employment by the LLC.

2.6 Litigation.

(a) There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to the LLC’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to the LLC’s knowledge expected to be before any Governmental Entity or any arbitrator; to which the LLC, any officer, director, employee or agent of the LLC (in such person’s capacity as an officer, director, employee or agent of the LLC and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the LLC, is threatened to be made a party.

(b) There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the LLC.

2.7 Access to Information.

Until the Closing, the LLC will allow the C Corp and its agents reasonable access to the files, books, records and offices of the LLC, including, without limitation, any and all information relating to the LLC’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. the LLC will cause its accountants to cooperate with the C Corp and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

2.8 Disclosure.

No representation or warranty by the LLC contained in this Agreement, including any statement contained in the LLC Disclosure Schedule or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE C CORP

The C Corp represents and warrants to the LLC that, as of the date hereof, the statements contained in this Article III are true and correct, except as set forth in the schedule provided by the C Corp and attached hereto (the “C Corp Disclosure Schedule”) and in the filings made by the Company under the OTC Markets Alternative Reporting Standards:

3.1 Organization.

The C Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. the C Corp is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the C Corp. The C Corp has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The C Corp has furnished or made available to the LLC true and complete copies of its Certificate of Incorporation and Bylaws, each as amended and as in effect on the date hereof. The C Corp is not in default under or in violation of any provision of its Certificate of Incorporation, or Bylaws, as amended.

3.2 Capitalization.

The C Corp has authorized as of the Closing 7,450,000,000 shares of Common Stock, of which 3,907,709,773 will be issued and outstanding at or immediately prior to Closing, and 10,000,000 shares of Preferred Stock, of which 7,000,000 shares are designated Series A preferred stock, all of which will be issued and outstanding at or immediately prior to Closing, 900,000 Series B preferred stock, none of which will be issued and outstanding immediately prior to Closing and 150,000 Series C preferred stock, none of which will be issued and outstanding prior to Closing. All of the issued and outstanding shares of Common Stock and preferred stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of Common Stock and preferred stock and other securities of the C Corp have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the C Corp, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the C Corp.

3.3 Authorization of Transaction.

The C Corp has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby by the C Corp (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the C Corp. This Agreement has been duly and validly executed and delivered by the C Corp and, assuming the due authorization, execution and delivery by the C Corp, constitutes a valid and binding obligation of the C Corp, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

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3.4 Non-contravention.

Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by Delaware Law, neither the execution and delivery of this Agreement, nor the consummation by the C Corp of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the C Corp; (b) require on the part of the C Corp any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of the C Corp’s participation in the transactions contemplated hereby or (ii) to be made by the C Corp or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on the C Corp; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the C Corp is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the C Corp; (d) result in the imposition of any Security Interest upon any assets of the C Corp; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the C Corp or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on the C Corp.

3.5 Undisclosed Liabilities.

The C Corp has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the formation of the C Corp in February 2020, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, the aggregate when combined with those shown in the Financial Statements shall not exceed $25,000, and (d) liabilities which would not have a Material Adverse Effect on the C Corp.

3.6 Litigation.

There are no suits, arbitrations, actions, claims, complaints, grievances, or to the C Corp’s knowledge, investigations or proceedings pending or, to the C Corp’s knowledge, threatened against the C Corp or its Subsidiaries that, if resolved against the C Corp or its Subsidiaries could be reasonably expected to have a Material Adverse Effect on the C Corp, or the C Corp’s ability to consummate the transactions contemplated by this Agreement.

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3.7 Legal Compliance; Restrictions on Business Activities.

The C Corp and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the C Corp or its businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the C Corp. There is no agreement, judgment, injunction, order or decree binding upon the C Corp which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the C Corp, as currently contemplated by the C Corp, and any acquisition of property of the C Corp or the conduct of business by the C Corp as currently conducted or proposed to be conducted.

3.8 Disclosure.

No representation or warranty by the C Corp contained in this Agreement or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

3.9 Access to Information.

Until the Closing, the C Corp will allow the LLC and its agents reasonable access to the files, books, records and offices of the C Corp, including, without limitation, any and all information relating to the C Corp’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. the C Corp will cause its accountants to cooperate with the LLC and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

3.10 Disclosure.

No representation or warranty by the C Corp contained in this Agreement, including any statement contained in the C Corp Disclosure Schedule or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

CONDITIONS TO THE MERGER

4.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other party:

(a) This Agreement and the Merger shall have received the LLC Member Approval and the C Corp Requisite Shareholder Vote;

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(b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(c) no proceeding in which the LLC and the C Corp shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the C Corp or the LLC under any United States or state bankruptcy or insolvency law.

4.2 Conditions to Obligations of the LLC.

The obligation of the LLC to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the LLC:

(a) this Agreement and the Merger shall have been approved and adopted by the C Corp shareholders;

(b) the C Corp shall have obtained all of the necessary waivers, permits, consents, approvals or other authorizations, and effected all of the filings and notices prior to the consummation of the Merger, except for any which if not obtained or effected would not have a Material Adverse Effect on the C Corp or on the ability of the parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the C Corp set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d) the C Corp shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(e) the C Corp shall have delivered all documents required to be delivered to the LLC on or before the Closing Date; and

(f) in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the LLC.

4.3 Conditions to Obligations of the C Corp.

The obligation of the C Corp to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the C Corp:

(a) the LLC shall have obtained all of the necessary waivers, permits, consents, approvals or other authorizations, and effected all of the filings and notices prior to the consummation of the Merger, except for any which if not obtained or effected would not have a Material Adverse Effect on the LLC or on the ability of the parties to consummate the transactions contemplated by this Agreement;

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(b) the LLC shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c) the representations and warranties of the LLC set forth in Article II shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d) the LLC shall have delivered all documents required to be delivered to the C Corp on or before the Closing Date; and

(f) all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the C Corp.

4.4 Certain Waivers.

The parties acknowledge and agree that if a party has actual knowledge of any breach by any other party of any representation, warranty, agreement or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have irrevocably waived such breach for that particular breach only and such party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

5.1 Termination.

Subject to Article VI hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing by mutual agreement of the LLC and the C Corp.

5.2 Effect of Termination.

In the event of termination of this Agreement as provided in this Article V hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the LLC, the C Corp, or their respective officers, directors, members or shareholders, if applicable.

5.3 Amendment

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

5.4 Extension; Waiver

At any time prior to the Closing, the LLC, on the one hand, and the C Corp, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE VI

GENERAL PROVISIONS

6.1 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service or by electronic mail with proof of receipt, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

if to the LLC to:

HUMBL LLC

600 B Street

San Diego, CA 92101

Attn: Brian Foote, President

email: brian@humblpay.com

with a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.,

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

email: estern@culhanemeadows.com

if to the C Corp, to:

Tesoro Enterprises, Inc.

600 B Street

San Diego, CA 92101

Attn: Brian Foote, President and CEO

email: brian@humblpay.com

with a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.,

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

email: estern@culhanemeadows.com

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The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.2 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.3 Entire Agreement; Assignment.

This Agreement, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that the C Corp may, upon two (2) Business Days’ prior written notice to the LLC assign its rights and delegate its obligations hereunder to a wholly-owned Subsidiary as long as the C Corp remains primarily liable for all of the LLC’s obligations hereunder and such assignment and/or delegation does not adversely affect the characterization of the Merger as a statutory merger of the LLC with and into the C Corp for federal income tax purposes.

6.4 Severability

In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.5 Other Remedies

Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.6 No Third-Party Beneficiaries

This Agreement, the Schedules hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, key employee, employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

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6.7 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.8 Gender and Number.

As used in this Agreement, the masculine, feminine and neuter gender, and singular and plural number, shall be deemed to include the others wherever the context so indicates or requires.

6.9 Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document) to such other representation or warranty. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

[Signature Page Follows]

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IN WITNESS WHEREOF, the C Corp and the LLC have caused this Agreement to be signed, all as of the date first written above.

TESORO ENTERPRISES, INC.
a Delaware corporation

By:
Name:	Brian Foote
Title:	President and CEO

HUMBL LLC
a Delaware limited liability company

By:
Name:	Brian Foote
Title:	Manager

[Signature Page to Plan of Merger and Securities Exchange]

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Schedule A

MEMBERS OF THE LLC

See Attached.

LLC DISCLOSURE SCHEDULE

None.

C CORP DISCLOSURE SCHEDULE

None.